Exhibit 10.16

THE READER’S DIGEST ASSOCIATION, INC.

READER’S DIGEST ROAD

PLEASANTVILLE, NY  10570-7000

August 7, 2007

Ms. Jean B. Clifton

6 Weatherfield Drive

Newtown, PA  18940

Dear Jean:

I am pleased to confirm the verbal offer of employment extended to you for the position of Senior Vice President, Chief Financial Officer, reporting to Mary Berner, Chief Executive Officer, Reader’s Digest Association, Inc., the details of which are outlined below.   As discussed, your start date will be September 4, 2007.

COMPENSATION AND BENEFITS

1.               As previously discussed, your annual base salary will be $500,000 payable in biweekly installments, and subject to periodic increases based upon performance reviews, which are typically done on an annual basis.

2.               You will receive an annual guaranteed payment of $50,000, less appropriate tax withholding, payable each July, beginning in July of 2008.

3.               You will participate in our annual incentive plan, the Reader’s Digest Management Incentive Plan.  The bonus target for this position is $400,000 with a range of opportunity of up to 200% of target (or up to $800,000).  This plan will begin in FY2008 (July 1, 2007 — June 30, 2008).  Awards are based on Company and individual performance against pre-established goals.  Receipt of a bonus requires that you be on the active payroll at the time awards are paid, which is typically in August.  Your incentive target for FY2008 will not be prorated based upon your effective date of hire.

4.               You will receive an equity stake in the company, commensurate with your level of responsibility and consistent with other senior executive positions. This equity stake equals 0.45%  or approximately 268,383 shares delivered in a combination of 201,287 stock options and 67,096 restricted shares.

5.               You will participate in Reader’s Digest’s Senior Executive Long-Term Incentive Program (LTIP).  This plan measures and rewards performance over a multi-year period.  A new performance cycle begins each year.  The award earned can range up to 250% of target depending on the extent to which the performance goals are achieved.  Performance cycles and incentive targets are outlined below.

Cycle	Target	Anticipated Payout Date
2008-2009	$500,000	December 2009
2008-2010	$500,000	December 2010

6.               You will be eligible to participate in the benefit programs that are made generally available to Reader’s Digest employees in accordance with their terms, as from time to time in effect, including The Reader’s Digest Association, Inc. Retirement Plan (cash balance account), which currently provides an annual age-based contribution ranging from 3% to 12% of eligible compensation, The 401(k) Partnership of The Reader’s Digest Association, Inc., a savings plan which currently provides a 50% match on the first 6% of pre-tax contributions, and medical, dental, life insurance, short- and long-term disability plans.  Details of these benefit plans are included in the attached information packet.

7.               You will be eligible for the following executive level perquisites:  financial planning benefits provided through Ayco, the Company’s service provider; a calendar year flexible perquisite allowance (under the “Flexnet Program”) of $25,500 or an annual payment in the gross amount of $25,500 in lieu of participation in the Flexnet Program, to be used for transportation and/or other miscellaneous expenses.

8.               You will be eligible for temporary housing, paid for and provided by the Company, for up to twelve months.   In addition, you are eligible for relocation assistance under Reader’s Digest’s relocation policy (see attached) including but not limited to the following:  home sale assistance, home search, home purchase assistance, shipment of household goods and storage for up to three months, miscellaneous relocation allowance of $15,000 net of taxes and related tax assistance.   You will have up to two years from your start date to complete the relocation process.  The term “transfer date” in the relocation package documentation is your start date with the Company.  The definition of “cause” for purposes of the repayment agreement will be consistent with the definition of “Cause” referred to in paragraph 9 below.

9.               You will be eligible for severance totaling 24 months of base salary and two times your annual bonus target if your employment is terminated involuntarily by the company for reasons other than “Cause” (as defined in the attached) provided you execute a release in a reasonable and customary form satisfactory to the company and return all company property.  For clarification purposes, this is an obligation of the company that will be binding on any successor or assign in connection with a transfer of the business or otherwise.

10.         By virtue of accepting these terms of employment with Reader’s Digest, you also agree that, for the 24 month period following your termination for any reason at any time, you will not, directly solicit (or have a third party solicit for your benefit) any employee of Reader’s Digest (or their affiliates or subsidiaries) to cease employment with those entities or seek employment elsewhere.

11.         Your employment is contingent upon verification of the accuracy of information obtained in the employment process through an independently conducted background investigation, and authorization to work pursuant to the Immigration Reform and Control Act of 1986 (“IRCA”).  In addition, your current consulting arrangement with your prior employer must be terminated prior to your start date. Your employment cannot commence until these conditions have been satisfied.

Jean, while this letter provides you with information about compensation and benefits, neither this letter nor any conversation is intended to create an employment contract.  In all instances mentioned above, the specific terms of the applicable plans and awards govern, and Reader’s Digest reserves the right to amend or terminate those plans or policies in accordance with their terms.  Additionally, our policy is that “all employment by the Company is at will and the Company reserves the right to terminate any employee at any time with or without cause.”

We look forward to you joining the senior leadership team of Reader’s Digest and are confident that you will make a significant difference for our Company.

Sincerely,

Lisa Cribari
Vice President,
Global Human Resources

cc:  Mary Berner